Exhibit 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT OF

ARTHUR G. DAUBER

Arthur G. Dauber and American Electric Technologies, Inc. (“Company”) entered into an Employment Agreement with a term commencing on January 1, 2010 and ending on December 31, 2011 (the “Agreement”).

The parties to the Agreement desire to amend the Agreement in the following particulars:

1. The term of the Agreement will end on December 31, 2012 (“Expiration Date”).

2. Paragraph 2. Nature of Duties of the Agreement is deleted in its entirety and the following is substituted therefore.

2.	Nature of Duties.

a. If I am so elected by the Board of Directors of the Company, I will serve as Executive Chairman of the Board of Directors of the Company for the remainder of calendar year 2009 and calendar year 2010. My responsibilities would include serving as Chairman of the Board of Directors, and focusing on international joint ventures, technical developments, manufacturing and transformative business development projects. I will also perform special projects and merger and acquisition possibilities as assigned by the CEO of the Company.

b. For calendar years 2011 and 2012, I will be a part-time employee of the Company. If so elected, I will continue to serve as Chairman of the Board of Directors of the Company. I will work on international operations including joint ventures and other specific projects assigned to me by the CEO of the Company including mergers and acquisitions, etc.

c. I recognize and agree that the Company may alter my duties from time to time. I shall devote 1,500 hours of my business time in 2010 and 1,000 hours of my business time in 2011 and 2012 to the performance of my duties for the Company, which I shall perform faithfully and to the best of my ability. I shall be subject to the Company’s policies, procedures and approval practices as generally in effect from time to time.

3. Paragraph 4. Compensation and Related Matters of the Agreement is deleted in its entirety and the following is substituted therefor.

4.	Compensation and Related Matters.

	2010	2011	2012
Base Salary	$180,000	$120,000	$120,000
Expected Bonus	0	1% of Equity in Income of Joint Ventures	1% of Equity in Income of Joint Ventures
Total Expected Compensation	$180,000	$120,000 + 1%	$120,000 + 1%

a.	Within sixty (60) days after the end of each fiscal year of Company, I will be paid an amount equal to 1% of the amount reported by the Company on its “consolidated statement of operations” on the line styled “Equity In Income of Joint Ventures” with respect to the Company’s joint ventures known as MIEFE, Bomay and AAG (Brazil).

b.	Automobile Allowance. The Company shall provide an automobile, or shall provide to me an automobile allowance equal to $600.00 per month in 2010 and $600.00 per month in 2011 and $600 per month in 2012.

c.	Standard Benefits. During my employment, I shall be entitled to continue to participate in all executive benefit plans and programs, including paid vacations, and other benefits generally available to other similarly situated Company executives in accordance with the terms of those plans and programs and applicable law. The Company shall have the right to terminate or change any such plan or program at any time. Provided however that I shall be entitled to take 4 weeks paid vacation in 2010 and 3 weeks in 2011 and 2012. I shall also be entitled to Health and Life insurance benefits not to exceed cost to the Company of $500 per month in 2010 and $550 per month in 2011 and $600 per month in 2012, plus in each year the cost of my annual physical examinations.

d.	Indemnification. The Company shall extend to me the same indemnification arrangements as are generally provided to other similarly situated Company executives, including after termination of my employment.

e.	Expenses. I shall be entitled to receive prompt reimbursement for all reasonable and customary travel and business expenses I incur in connection with my employment, but I must incur and account for those expenses in accordance with the policies and procedures established by the Company. I shall also be entitled to be reimbursed for the additional expenses of having my spouse accompany me on not more than two (2) business trips out of the United States each year during 2011 and 2012.

f.	Sarbanes-Oxley Act Loan Prohibition. To the extent that any Company benefit, program, practice, arrangement, or this Agreement would or might otherwise result in my receipt of an illegal loan (“Loan”), the Company shall use reasonable efforts to provide me with a substitute for the Loan that is lawful and of at least equal value to me. If this cannot be done, or if doing so would be significantly more expensive to the Company than making the Loan, the Company need not make the Loan to me or provide me substitute for it.

4. I can terminate the Agreement as to the year 2012 by giving Company notice to that effect not later than September 30, 2011.

Except as hereby specifically amended, the Agreement shall be and remain in full force and effect.

Executed at Houston, Texas, this 29 day of November, 2010.

Employee:	American Electric Technologies, Inc.

/s/ Arthur G. Dauber	By:	/s/ Charles M. Dauber
Arthur G. Dauber		Charles M. Dauber, President